Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

SAB Biotherapeutics, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common Shares, no par value	457(c)	7,363,377	$0.68	(2)	$5,007,096.36	0.0001102	$551.78

		Common Shares, no par value, underlying Warrants	457(g)	7,363,377	$1.08	(3)	$7,952,447.16	0.0001102	$876.36

	Total Offering Amounts						$12,959,543.52		$1,428.14

	Total Fees Previously Paid								—

	Total Fee Offsets								—

	Net Fee Due								$1,428.14

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the common shares offered hereby and the common shares issuable upon exercise of warrants also include an indeterminate number of additional common shares as may from time to time become issuable by reason of share splits, share dividends, recapitalizations or other similar transactions.

(2)

With respect to the common shares offered by the selling stockholders, estimated at $0.68 per share, the average of the high and low prices as reported on The Nasdaq Stock Market LLC on January 30, 2023, for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act.

(3)

With respect to the common shares underlying the warrants offered by the selling stockholders, $1.08 per share, which is the exercise price of the warrants, for purposes of calculating the registration fee pursuant to Rule 457(g) under the Securities Act.